Exhibit 99.1

FOR RELEASE, Thursday, January 9, 2020	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com
KB HOME REPORTS 2019 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Revenues Grew 16% to $1.56 Billion
Diluted Earnings Per Share Increased 36% to $1.31
Net Orders Rose 38%; Net Order Value Expanded 43%; Backlog Value Grew 26%

LOS ANGELES (January 9, 2020) — KB Home (NYSE: KBH) today reported results for its fourth quarter and year ended November 30, 2019.

“The fourth quarter marked an excellent finish to fiscal 2019, with particular strength in two key metrics – net order growth and housing gross profit margin,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer.  “Our net orders advanced 38% year over year, reflecting strong demand for our built-to-order product at affordable price points, together with limited inventory in our served markets.  This substantial growth was driven by an increase in our community absorption pace to 3.7 net orders per month, our highest fourth quarter pace in many years, together with a 9% rise in our community count.  Alongside our solid net orders was a robust gross margin, which expanded 120 basis points year over year, coming in just shy of 20%.  This result was fueled, in part, by a continued reduction in our interest amortization – a significant achievement from executing on our Returns-Focused Growth Plan.”

“With the conclusion of the third year of this Plan, our 2019 results reflect incredibly strong progress relative to 2016 when we launched the Plan and set the stage for the new year.  We have begun 2020 on sound footing, with a 26% year-over-year increase in our backlog value to $1.8 billion, and the composition of both our backlog and community portfolio reflecting higher margins.  As such, we believe we are well positioned to further expand our profitability this year and meaningfully grow our return on equity.”
Three Months Ended November 30, 2019 (comparisons on a year-over-year basis)

•	Revenues grew 16% to $1.56 billion.

•	Homes delivered increased 16% to 3,929.

•	Average selling price of $392,500 declined slightly.

•
Homebuilding operating income increased 33% to $162.5 million. Homebuilding operating income margin was 10.5%, up 140 basis points. Excluding inventory-related charges of $4.1 million in the quarter and $9.1 million in the year-earlier quarter, this metric was 10.7%, compared to 9.7%.

◦	Housing gross profit margin improved 150 basis points to 19.6%. Excluding inventory-related charges, housing gross profit margin increased to 19.9% from 18.7%.

▪
The housing gross profit margin improvement primarily reflected the favorable impacts of lower amortization of previously capitalized interest and the Company’s adoption of a new accounting standard (ASC 606) in fiscal year 2019, which were partly offset by a mix shift of homes delivered from certain West Coast region communities with relatively high average selling prices and housing gross profit margins.

◦
Selling, general and administrative expenses as a percentage of housing revenues rose 10 basis points to 9.1%, with the impact of the Company’s adoption of ASC 606 partly offset by improved operating leverage from higher housing revenues.

◦
As a result of its adoption of ASC 606, the Company changed the classification and timing of recognition of certain model complex costs. In the quarter, these changes favorably impacted the Company’s housing gross profit margin by approximately 70 basis points and negatively impacted its selling, general and administrative expense ratio by approximately 60 basis points.

•
The Company's financial services operations generated pretax income of $9.3 million, up from $6.5 million, mainly due to an increase in income from its mortgage banking joint venture, KBHS Home Loans, LLC (KBHS).

◦	KBHS originated 74% of the residential mortgage loans the Company’s homebuyers obtained to finance their home purchase, compared to 62%.

•
Total pretax income grew 28% to $165.0 million, which included a $6.8 million charge for the early extinguishment of debt further described below. Excluding this charge, the Company’s pretax income was $171.8 million, up 33% year over year.

•	The Company’s income tax expense was $41.8 million, compared to $32.1 million. The Company’s effective tax rate was approximately 25% in each of these periods.

•	Net income increased 27% to $123.2 million, and diluted earnings per share increased 36% to $1.31.
Twelve Months Ended November 30, 2019 (comparisons on a year-over-year basis)

•	Total revenues of $4.55 billion were about the same.

•	Homes delivered rose 5% to 11,871.

•	Average selling price decreased 5% to $380,000.

•	Pretax income was $348.2 million, compared to $368.0 million.

•
The Company’s income tax expense and effective tax rate were $79.4 million and approximately 23%, respectively. For the year-earlier period, the Company’s income tax expense of $197.6 million and effective tax rate of approximately 54% primarily reflected a non-cash charge of $112.5 million for the impact of the Tax Cuts and Jobs Act of 2017 (“TCJA”). Excluding this charge, the Company’s adjusted income tax expense and adjusted effective tax rate for the 2018 period were $85.1 million and approximately 23%, respectively.

•	Net income grew to $268.8 million, or $2.85 per diluted share, compared to $170.4 million, or $1.71 per diluted share, which reflected the TCJA-related charge.
Backlog and Net Orders (comparisons on a year-over-year basis)

•	Net orders for the quarter increased 38% to 2,777, with net order value up 43% to $1.06 billion.

◦	Company-wide, net orders per community averaged 3.7 per month, compared to 2.9 per month.

•	The cancellation rate as a percentage of gross orders improved to 22% for the quarter from 28%.

•	The Company’s ending backlog rose 24% to 5,078 homes. Ending backlog value grew to $1.81 billion, up 26% from $1.43 billion, with increases in all four regions.

•	Average community count for the quarter increased 9% to 253. Ending community count grew 5% to 251.
Balance Sheet as of November 30, 2019 (comparisons to November 30, 2018)

•
The Company had total liquidity of $1.23 billion, with $453.8 million of cash and cash equivalents and $781.1 million of available capacity under its unsecured revolving credit facility. There were no cash borrowings outstanding under the facility.

◦
On October 7, 2019, the Company completed an amendment to its unsecured revolving credit facility, increasing its borrowing capacity to $800.0 million from $500.0 million and extending its maturity by more than two years to October 2023.

◦
Net cash provided by operating activities in 2019 increased to $251.0 million. During the year, the Company used net cash of $330.4 million for financing activities, primarily to reduce debt, which contributed to a decrease of $120.5 million in the Company’s cash and cash equivalents.

•	Inventories totaled $3.70 billion, up 3%.

•	Investments in land acquisition and development totaled $1.62 billion in 2019.

•	Lots owned or under contract increased to 64,910.

◦	This total includes 9,212 lots under contract with refundable deposits. Approximately 59% of the total lots were owned and 41% were under contract.

◦	The Company’s 38,039 owned lots represented an approximately 3.2 years’ supply based on homes delivered in 2019.

•
Notes payable decreased by $311.5 million to $1.75 billion, primarily reflecting the repayment of convertible senior notes in the 2019 first quarter and financing transactions completed in the 2019 fourth quarter.

◦
On November 4, 2019, the Company completed the public offering of $300.0 million in aggregate principal amount of its 4.80% senior notes due 2029. On November 22, 2019, the Company used the proceeds from this offering, together with cash on hand, to redeem all $350.0 million in aggregate principal amount of its 8.00% senior notes due March 15, 2020.

◦	The Company’s debt to capital ratio of 42.3% improved 740 basis points. The Company’s net debt to capital ratio was 35.2%.

•	Stockholders’ equity increased to $2.38 billion from $2.09 billion.

◦	Book value per share grew by $2.59 to $26.60.
Earnings Conference Call
The conference call to discuss the Company’s 2019 fourth quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home (NYSE: KBH) is one of the largest and most recognized homebuilders in the United States and has been building quality homes for over 60 years. Today, KB Home operates in 42 markets across eight states, serving a wide array of buyer groups. What sets us apart is giving our customers the ability to personalize their homes from homesites and floor plans to cabinets and countertops, at a price that fits their budget. We are the first builder to make each home we build ENERGY STAR® certified. In fact, every ENERGY STAR-certified KB home is tested and verified to meet the strict standards set by the EPA, which help lower the cost of ownership. We also work with our customers every step of the way, building strong personal relationships so they have a real partner in the homebuying process, and the experience is as simple and easy as possible.  Learn more about how we build homes built on relationships by visiting kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any share repurchases pursuant to our board of directors’ authorization; material and trade costs and availability; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to that failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; the adoption of new or amended financial accounting standards, including revenue recognition (ASC 606) and lease accounting standards, and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely develop acquired land parcels and open new home communities; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our Returns-Focused Growth Plan and other business strategies and achieve any associated financial and operational targets and objectives; income tax expense volatility related to stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC, our mortgage banking joint venture with Stearns Ventures, LLC; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

# # #
(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended November 30, 2019 and 2018
(In Thousands, Except Per Share Amounts)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2019	2018	2019	2018
Total revenues	$1,558,675	$1,348,609	$4,552,747	$4,547,002
Homebuilding:
Revenues	$1,553,344	$1,344,042	$4,537,658	$4,533,795
Costs and expenses	(1,390,877)	(1,222,135)	(4,206,278)	(4,188,074)
Operating income	162,467	121,907	331,380	345,721
Interest income	413	775	2,158	3,514
Equity in income (loss) of unconsolidated joint ventures	(390)	(260)	(1,549)	2,066
Loss on early extinguishment of debt	(6,800)	—	(6,800)	—
Homebuilding pretax income	155,690	122,422	325,189	351,301
Financial services:
Revenues	5,331	4,567	15,089	13,207
Expenses	(1,266)	(989)	(4,333)	(3,844)
Equity in income of unconsolidated joint ventures	5,212	2,936	12,230	7,301
Financial services pretax income	9,277	6,514	22,986	16,664
Total pretax income	164,967	128,936	348,175	367,965
Income tax expense	(41,800)	(32,100)	(79,400)	(197,600)
Net income	$123,167	$96,836	$268,775	$170,365
Earnings per share:
Basic	$1.37	$1.09	$3.04	$1.93
Diluted	$1.31	$.96	$2.85	$1.71
Weighted average shares outstanding:
Basic	89,100	88,398	87,996	87,773
Diluted	93,682	100,809	93,838	101,059

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30, 2019	November 30, 2018
Assets
Homebuilding:
Cash and cash equivalents	$453,814	$574,359
Receivables	249,055	292,830
Inventories	3,704,602	3,582,839
Investments in unconsolidated joint ventures	57,038	61,960
Property and equipment, net	65,043	24,283
Deferred tax assets, net	364,493	441,820
Other assets	83,041	83,100
	4,977,086	5,061,191
Financial services	38,396	12,380
Total assets	$5,015,482	$5,073,571

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$262,772	$258,045
Accrued expenses and other liabilities	618,783	666,268
Notes payable	1,748,747	2,060,263
	2,630,302	2,984,576
Financial services	2,058	1,495
Stockholders’ equity	2,383,122	2,087,500
Total liabilities and stockholders’ equity	$5,015,482	$5,073,571

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Twelve Months Ended November 30, 2019 and 2018
(In Thousands, Except Average Selling Price)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2019	2018	2019	2018
Homebuilding revenues:
Housing	$1,542,226	$1,339,316	$4,510,814	$4,517,244
Land	11,118	4,726	26,844	16,551
Total	$1,553,344	$1,344,042	$4,537,658	$4,533,795

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,239,237	$1,097,283	$3,683,174	$3,728,917
Land	11,338	4,406	25,754	15,003
Subtotal	1,250,575	1,101,689	3,708,928	3,743,920
Selling, general and administrative expenses	140,302	120,446	497,350	444,154
Total	$1,390,877	$1,222,135	$4,206,278	$4,188,074

Interest expense:
Interest incurred	$36,056	$34,602	$143,412	$149,698
Interest capitalized	(36,056)	(34,602)	(143,412)	(149,698)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$49,944	$54,689	$156,803	$202,760
Depreciation and amortization	8,259	2,203	31,584	8,762

Average selling price:
West Coast	$598,300	$632,000	$592,300	$661,500
Southwest	318,200	308,800	322,000	307,300
Central	301,100	290,100	293,500	297,400
Southeast	287,200	297,500	293,200	286,600
Total	$392,500	$395,200	$380,000	$399,200

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Twelve Months Ended November 30, 2019 and 2018 (Dollars in Thousands)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2019	2018	2019	2018
Homes delivered:
West Coast	1,199	997	3,214	3,152
Southwest	731	577	2,346	2,301
Central	1,302	1,202	4,291	4,113
Southeast	697	613	2,020	1,751
Total	3,929	3,389	11,871	11,317

Net orders:
West Coast	745	485	3,542	2,985
Southwest	651	424	2,658	2,139
Central	1,009	716	4,565	4,045
Southeast	372	388	2,076	1,845
Total	2,777	2,013	12,841	11,014

Net order value:
West Coast	$431,870	$273,356	$2,087,293	$1,893,597
Southwest	209,837	137,724	842,335	682,172
Central	308,377	208,709	1,362,580	1,169,397
Southeast	109,052	118,552	597,945	546,315
Total	$1,059,136	$738,341	$4,890,153	$4,291,481

	November 30, 2019		November 30, 2018
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,043	$598,299	715	$414,564
Southwest	1,238	389,597	926	302,614
Central	1,988	590,936	1,714	487,921
Southeast	809	234,875	753	229,269
Total	5,078	$1,813,707	4,108	$1,434,368

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts)

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, adjusted income tax expense, adjusted net income, adjusted diluted earnings per share, adjusted effective tax rate and ratio of net debt to capital, none of which are calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because they are not calculated in accordance with GAAP, these non-GAAP financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2019	2018	2019	2018
Housing revenues	$1,542,226	$1,339,316	$4,510,814	$4,517,244
Housing construction and land costs	(1,239,237)	(1,097,283)	(3,683,174)	(3,728,917)
Housing gross profits	302,989	242,033	827,640	788,327
Add: Inventory-related charges (a)	4,148	9,069	17,291	28,994
Housing gross profits excluding inventory-related charges	307,137	251,102	844,931	817,321
Add: Amortization of previously capitalized interest (b)	49,854	54,203	156,114	197,936
Adjusted housing gross profits	$356,991	$305,305	$1,001,045	$1,015,257
Housing gross profit margin	19.6%	18.1%	18.3%	17.5%
Housing gross profit margin excluding inventory-related charges	19.9%	18.7%	18.7%	18.1%
Adjusted housing gross profit margin	23.1%	22.8%	22.2%	22.5%

(a)	Represents inventory impairment and land option contract abandonment charges associated with housing operations.

(b)	Represents the amortization of previously capitalized interest associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period and (2) amortization of previously capitalized interest associated with housing operations, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges, and the amortization of previously capitalized interest associated with housing operations, have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts)

because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges, and amortization of previously capitalized interest associated with housing operations. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.
Adjusted Income Tax Expense, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Effective Tax Rate
The following table reconciles the Company’s income tax expense, net income, diluted earnings per share and effective tax rate calculated in accordance with GAAP to the non-GAAP financial measures of adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate, respectively:

	Twelve Months Ended November 30,
	2019	2018
	As Reported	As Reported	TCJA Adjustment	As Adjusted
Total pretax income	$348,175	$367,965	$—	$367,965
Income tax expense (a)	(79,400)	(197,600)	112,500	(85,100)
Net income	$268,775	$170,365	$112,500	$282,865
Diluted earnings per share	$2.85	$1.71		$2.82
Weighted average shares outstanding — diluted	93,838	101,059		101,059
Effective tax rate (a)	23%	54%		23%

(a)
For the twelve months ended November 30, 2019, income tax expense and the related effective tax rate reflected the favorable impacts of $5.3 million of excess tax benefits related to stock-based compensation, a $4.4 million deferred tax asset valuation allowance reversal and $4.3 million of federal energy tax credits the Company earned from building energy-efficient homes, partly offset by a $1.9 million non-cash charge due to the re-measurement of deferred tax assets based on a reduction in certain state income tax rates. For the twelve months ended November 30, 2018, income tax expense and adjusted income tax expense, as well as the related effective tax rate and adjusted effective tax rate, included the favorable impacts of $10.7 million of federal energy tax credits the Company earned from building energy-efficient homes, a $2.1 million net benefit from a reduction in the Company’s deferred tax asset valuation allowance, and $1.0 million of excess tax benefits related to stock-based compensation.

The Company’s adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate are non-GAAP financial measures, which the Company calculates by excluding a non-cash charge of $112.5 million recorded in 2018 from its reported income tax expense, net income, diluted earnings per share and effective tax rate, respectively. This charge was primarily due to the Company’s accounting re-measurement of its deferred tax assets based on the reduction in the federal corporate income tax rate from 35% to 21%, effective January 1, 2018, under the TCJA. The most directly comparable GAAP financial measures are the Company’s income tax expense, net income, diluted earnings per share and effective tax rate. The Company believes these non-GAAP measures are meaningful to investors as they allow for an evaluation of the Company’s operating results without the impact of the TCJA-related charge.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts)

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	November 30, 2019	November 30, 2018
Notes payable	$1,748,747	$2,060,263
Stockholders’ equity	2,383,122	2,087,500
Total capital	$4,131,869	$4,147,763
Ratio of debt to capital	42.3%	49.7%

Notes payable	$1,748,747	$2,060,263
Less: Cash and cash equivalents	(453,814)	(574,359)
Net debt	1,294,933	1,485,904
Stockholders’ equity	2,383,122	2,087,500
Total capital	$3,678,055	$3,573,404
Ratio of net debt to capital	35.2%	41.6%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents, by capital (notes payable, net of homebuilding cash and cash equivalents, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.